EXHIBIT 99

                                  PRESS RELEASE

                                  PRESS RELEASE

                       THE FIRST NATIONAL BANK OF LEESPORT
                             133 North Centre Avenue
                               Leesport, PA 19533
                              Phone: (610) 926-9673
                               Fax: (610) 916-3024

For Additional Information
Please Contact:
Raymond H. Melcher, Jr., President and Chief
                         Executive Officer, at (610) 926-2161

For Immediate Release - September 17, 1998

                             ESSICK & BARR INSURANCE
                  Signs Definitive Agreement to be Fully Owned
                Subsidiary of THE FIRST NATIONAL BANK OF LEESPORT

     In a joint announcement, Raymond H. Melcher, Jr., President and Chief Executive Officer of First Leesport Bancorp, Inc. and its wholly owned subsidiary The First National Bank of Leesport, and Charles J. Hopkins, President of Essick & Barr Insurance, have announced a merger of their companies to become effective during the fourth quarter 1998.

     Essick & Barr will become a subsidiary of The First National Bank of Leesport. The transaction includes an exchange of common stock and cash.

     Mr. Hopkins will continue to serve as President of Essick & Barr and Michael D. Hughes will continue as Senior Vice President of Essick & Barr. In addition, Jeffrey M. Power and David J. Groif will continue to lead the Financial Services Division. The insurance agency will continue to operate in its present office at 108 South Fifth Street, Reading, Pennsylvania. No changes to the Essick & Barr operation are planned.

     The First National Bank of Leesport, founded in 1909, has continuously served the Berks County retail and business community for 89 years. Essick & Barr Insurance was founded 104 years ago in Reading, and serves both personal and commercial customers primarily located in the Berks, Schuylkill, and Montgomery Counties.

     According to Raymond H. Melcher, Jr., President of First Leesport Bancorp, Inc., "The combination of Essick & Barr and The First National Bank of Leesport is a powerful combination of financial service providers with a long tradition of assisting the residents and business owners in Berks and the surrounding communities to reach their financial goals."

     "We believe our customers are increasingly demanding one-stop financial shopping," Mr. Melcher continued. "We are regularly asked for referrals to insurance agents and other financial service providers. The addition of Essick & Barr Insurance to our banking company is a logical way to provide our customers with professional consultation and property, casualty, and financial service products."

     "This is the beginning of more product and service diversification for First Leesport Bancorp, Inc. that will benefit customers, employees and shareholders," Mr. Melcher concluded.

     According to Charles J. Hopkins, President of Essick & Barr Insurance, "We believe strongly that the benefits that we can bring to our clients by joining with a top quality community bank makes tremendous sense. The First National Bank of Leesport has a clear vision and a well developed plan to be a prosperous, diversified financial services company into the new millennium."

     Mr. Hopkins stated, "Ray Melcher's desire to expand Leesport's financial services menu to better serve the market presents a very compelling reason for us to join forces with The First National Bank of Leesport and First Leesport Bancorp, Inc. The combined growth platform that Essick & Barr and the Bank will have offers more opportunities for growth and service for all of our customer and client constituencies."

     Both Mr. Melcher and Mr. Hopkins noted that the consolidation of their companies represents the first of its kind in Berks County.

     The affiliation of the companies, as previously indicated, is expected to be finalized during the fourth quarter, 1998, subject to regulatory approval.

     First Leesport Bancorp, Inc. is listed on the NASDAQ Small Capital Market as "FLPB". The First National Bank of Leesport is a $211,000,000 community bank with full services offices in Leesport, Blandon, Breezy Corner, Hamburg, Reading and Wyomissing Hills, and a limited service facility in Phoebe Berks Village, Wernersville, Berks County.